Press Release                                      Source: Estelle Reyna, Inc.


Estelle Reyna, Inc. Announces Signature of Marketing Agreement With Prince Marketing Group
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Thursday April 10, 9:01 am ET



SCOTTSDALE, AZ--(INTERNET WIRE)--Apr 10, 2003 -- Estelle Reyna, Inc. (OTC BB:
ERYA) announced that it has entered into a marketing agreement with Prince Marketing Group (PMG), a full service sports and celebrity marketing firm.

The agreement calls for PMG to market Estelle Reyna and negotiate on behalf of the Artist. The marketing agreement includes but is not limited to: advertising, promotion, print, television, appearances, endorsements, marketing, campaigns, theater, video, Internet, public relations, employment, etc.

"Prince Marketing Group is thrilled to add Estelle Reyna to our team. We are looking forward to forming strategic alliances with numerous corporations around the world. She is the most downloaded woman on the Internet, and that simply means incredible exposure and increased revenue opportunities for any and all companies Estelle is associated with," said Darren Prince, President of PMG.

About PMG

The Prince Marketing Group was established in 1998 and has quickly become one of the fastest growing and most efficient sports and entertainment-marketing firms in the industry. PMG has developed the trust and respect of some of the most respected athletes and celebrities in the world. Some of PMG's star-studded clientele include: Earvin "Magic" Johnson, Dennis Rodman,
Smokin' Joe Frazier, Brande Roderick, Gena Lee Nolin to name a few....More information about PMG can be found at www.princemarketinggroup.com. More information about Estelle Reyna can be found at www.estellereyna.com and www.searchestelle.com.

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and actual results and future events could differ materially from those anticipated in such statements.



Contact:

     Contact: Kelly Black
     Company: Estelle Reyna, Inc.
     Voice: 480-649-8224






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